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                       April 22, 2021

       Robert Rozek
       Chief Financial Officer
       Korn Ferry
       1900 Avenue of the Stars, Suite 2600
       Los Angeles, California 90067

                                                        Re: Korn Ferry
                                                            Form 10-K for the
Fiscal Year Ended April 30, 2020
                                                            Filed July 15, 2020
                                                            File No. 001-14505

       Dear Mr. Rozek:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Trade & Services